Exhibit 99.1

330 Madison Avenue, New York, NY 10017 T 212 297 3600 F 212 557 7839 artioglobal.com

Press Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces September Month-End Assets Under Management

New York, NY – October 13, 2009 – Artio Global Investors Inc. (NYSE: ART) today reported preliminary month-end assets under management of $55.8 billion as of September 30, 2009, compared to $53.3 billion as of August 31, 2009.

About the Company

Artio Global Investors Inc. (the “Company”) is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global also offers a broad range of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, Artio Global has built a successful long-term track record by taking an unconventional approach to investment. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights in adding value for clients over the long term.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com

1999 Avenue of the Stars, Suite 2340, Los Angeles, CA 90067     T 310 282 0200    F 310 282 0213
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